Chapman and Cutler LLP 320 South Canal Street, 27th Floor Chicago, Illinois 60606 T 312.845.3000 F 312.701.2361 www.chapman.com

October 14, 2025

First Trust Portfolios L.P.

120 East Liberty Drive

Suite 400

Wheaton, Illinois 60187

Re: The First Trust(R) Combined Series 637

Ladies and Gentlemen:

We have served as counsel for First Trust Portfolios L.P., as Sponsor and Depositor of The First Trust(R) Combined Series 637 in connection with the preparation, execution and delivery of a Trust Agreement dated October 14, 2025 among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, and First Trust Advisors L.P., as Portfolio Supervisor, pursuant to which the Depositor has delivered to and deposited the Securities listed in Schedule A to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor units of fractional undivided interest in and ownership of the Fund created under said Trust Agreement.

In connection therewith, we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

Based upon the foregoing, we are of the opinion that:

1.the execution and delivery of the Trust Agreement and the issuance of Units in the Fund have been duly authorized; and

2.the Units in the Fund when duly issued and delivered by the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of the Fund and the Depositor and such Units, when issued and delivered in accordance with the Trust Agreement against payment of the consideration set forth in the Trust prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-288755) relating to the Units referred to above, to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

Respectfully submitted,

/s/ CHAPMAN AND CUTLER LLP

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